Exhibit 59

January 10, 2012

Donald B. Berryman
635 Falls Lake Drive
Alpharetta, GA 30022

Re: Amended and Restated Executive Agreement
Dear Don,
This letter (this “Agreement”) sets forth the terms and conditions upon which Sitel Operating Corporation (the “Company”) offers to employ you in the position as set out in the attached Schedule A, and shall be effective as of January 1, 2012 when you sign and return it.
1.Duties, Responsibilities, Term and Compensation
Your job title, compensation, other current benefits, the Term (defined in Schedule A) and additional details are more fully set forth in Schedule A. Additionally, you should receive an annual performance review, which will include a discussion of your present compensation package.
2.    Termination
You agree that this Agreement and your employment by the Company shall immediately terminate upon your death, and may otherwise be terminated by:

(a)	the Company, at any time Without Cause (as defined below);

(b)	the Company, at any time for Cause (as defined below);

(c)	the Company, at the time of the determination of your Disability (as defined below);

(d)	you for Good Reason (as defined below); or

(e)	you for any other reason.
Other than with respect to the Severance Payment provided in Section 4 or otherwise as limited by applicable law, you agree that you (and your estate, if applicable) shall have no claim whatsoever against the Company or any other person for damages, remuneration or otherwise arising out of or relating to any termination of your employment by the Company.

You specifically agree to execute and deliver appropriate resignations from all offices and positions with the Company and any other subsidiary of the Company, if any, when requested by the Company following any termination of your employment by the Company.
3.    Definitions
For the purposes of this Agreement, the following terms have the meaning set out below; provided, that terms defined on Schedule A have the meaning set forth therein.
“Cause” means your: (a) material breach of this Agreement or any other written agreement between you and the Company that is not otherwise cured within thirty (30) days after the Company delivers written notice of such breach to you; (b) commission of any dishonest act, fraud, embezzlement, bribery, material false or misleading statement, extortion or theft involving the business of the Company; (c) conviction, whether following trial or by plea of guilty or no contest, to any felony or any other crime involving moral turpitude, dishonesty, fraud, embezzling, bribery, material false or misleading statements, extortion or theft; (d) your material breach of any prohibition or restriction in applicable securities laws regarding “insider trading” or similar matters; (e) engaging in any act or making any statement, which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company; or (f) commission or omission of an act that is designated as grounds for termination in the Associate Handbook (as described below).
“Competitive Business” means Convergys Corporation, Teleperformance SA, TeleTech Holdings, Inc., Sykes Enterprises, Inc., Stream Global Services, Alorica, NCO Group, Inc., Affiliated Computer Services, Inc. (ACS), a Xerox company, West Corporation, and Arise and their direct and indirect subsidiaries and affiliates.
“Date of Termination" means the date you and the Company reasonably anticipate that (i) you will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (the "Employer Group"), or (ii) the level of bona fide services you will perform for the Employer Group after that date will permanently decrease to less than 50% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which you also participate as a director. You will not be treated as having a termination of your employment while you are on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which you have has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, your employment will be considered to terminate on the first day after the end of such six month period, or on the day after your statutory or contractual reemployment right lapses, if later. The Company will determine when your Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h), including 1.409A-1(h)(4) regarding whether an asset sale results in termination of your employment hereunder.

"Good Reason" means (a) the Company's material breach of this Agreement; or (b) the Company's failure to pay you on a timely basis any compensation or benefits due and payable hereunder. In each case, you must give the Company written notice of the breach within ninety (90) days of the initial existence of the condition, and the Company must have failed to remedy the condition within 30 days of receipt of the notice before you may terminate and have such termination be for Good Reason.

“Outstanding Amounts” means the aggregate of: (a) any accrued but unpaid portion of your Base Salary (i.e., the amount due for employment through the Date of Termination, but in no event to be construed as including any period beyond the Date of Termination), including accrued vacation pay; (b) any declared (and supported by written documentation in accordance with Company policy) but unpaid portion of your bonus; and (c) any reimbursement of expenses properly incurred in the course of your employment by the Company.

“Severance Payment” means: (a) an aggregate of 12 months of your Base Salary to be paid as liquidated damages regardless of the time remaining before the expiration of the Term and (b) an amount equal to the premium for health insurance (e.g., medical, dental, etc.) to continue coverage under the Company’s group health insurance plans as provided by COBRA for up to a full year following the Date of Termination, provided, however, such amount shall not exceed $500.00 per month and you remain eligible for continuation coverage as provided by COBRA.

“Without Cause” means termination by the Company for any reason not included as "Cause" above, other than termination due to your Disability or death.
4.    Termination Entitlements
If your employment is terminated under Section 2 of this Agreement, you shall be entitled to the Outstanding Amounts. If your employment is terminated pursuant to Subsection 2(a) or 2(d), the Company shall also pay you the Severance Payment. The Severance Payment, if any, will be paid out to you pro rata on the Company's regular paydays over the course of the twelve (12) month period beginning on the Date of Termination and in such amounts as you would have otherwise received if you were still employed by the Company and receiving your Base Salary. For the sake of clarity, your COBRA rights, if any, will commence effective as of the Date of Termination, and not at the conclusion of the payment of the Severance Payment. If your employment hereunder terminates or is terminated by you for any reason other than Good Reason, or by the Company for any reason other than Without Cause (including by reason of your death or Disability), you shall not be entitled to the Severance Payment, any payment in lieu of notice of termination or any similar payment in respect of such termination other than Outstanding Amounts payable to you up to the Date of Termination. Following your termination, in no event shall you receive any amount from the Company in excess of the aggregate of the Outstanding Amounts and the Severance Payment.
Notwithstanding anything herein to the contrary, if you are a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on your Date of Termination, any Severance Payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section 1.409A-1(b)(9) shall not begin to be paid until six months after your Date of Termination, and at that time, you will receive in one lump sum payment all of the Severance Payment that would have been paid to you during the first six months following your Date of Termination. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of Severance Payments that are required to be delayed, if any.
Except as otherwise explicitly stated in this Agreement, any benefits to which you or your beneficiaries may be entitled under any benefit plans in which you participate by reason of your employment with the Company shall be determined as of the Date of Termination in accordance with the terms of such plans, and you and your beneficiaries shall cease to accrue any benefits under such benefit plans from and after the Date of Termination.
To the fullest extent not otherwise limited by statute, you agree that the amounts payable pursuant to this Section 4, upon termination of this Agreement and your employment hereunder shall: (a) be reduced by the amount of any payments that the Company is obligated to make to you by reason of such termination pursuant to applicable employment standards legislation; and (b) be conditioned on your executing a general mutual release (the “Release”), in form and substance acceptable to the Company, of all liability against the Company, and your compliance with Section 5. The Release shall be delivered to the Company on the date set by the Company, which shall be no later than 45 days following your Date of Termination, and the Release will be delivered by the Company to you at least 21 days before the deadline set for its return. If you do not return the signed Release by the date set by the Company, you will forfeit the Severance Payment. Any severance pay that is delayed due to the release requirement shall be paid immediately following receipt of the Release and no later than 60 days after termination, provided that if such 60 day period spans two calendar years, the payment will be made in the second calendar year. Installment payments of severance pay shall be treated as a series of separate payments.
5.    Confidentiality, Non-Competition and Non-Solicitation
The Company agrees to provide you with confidential, proprietary, and trade secret information belonging to the Company.

(a)	Acknowledgement. You acknowledge and agree that:

(i)
in the course of performing your duties and responsibilities during your employment with the Company, the Company shall give you access to and you will be entrusted with detailed confidential or proprietary information and trade secrets concerning the Company and its current or future subsidiaries, affiliates or associates (the “Confidential Information”) the disclosure of any of which to competitors of the Company or to the general public, or the use of the same by you outside your employment with the Company, would be highly detrimental to the interests of the Company and may result in irreparable injury to the

Company, which could not be adequately compensated by monetary damages;

(ii)
in the course of performing your duties and responsibilities hereunder, you will be a representative of the Company and its subsidiaries to third parties, and, as such, you will have significant responsibility for maintaining and enhancing the goodwill of the Company and such subsidiaries with such parties;

(iii)	as a representative of the Company, you owe fiduciary duties to the Company, including to act in the best interests of the Company; and

(iv)
the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill and business advantage of the Company and the right to the benefit of any relationships with third parties that have developed by virtue of your employment hereunder constitute proprietary rights of the Company, which it is entitled to protect.

In acknowledgement of the matters described above and in consideration of the Company providing you with access to the Confidential Information, the Company’s obligation to make the Severance Payment if you are terminated Without Cause or with Good Reason and provide other benefits to be received by you pursuant to this Agreement, you agree to comply with the covenants and restrictions set out in this Section 5.

(b)
Confidential Information. You agree that during the Term and at all times after the Date of Termination you shall maintain the confidentiality of the Confidential Information and will not use any of the Confidential Information for your own purposes, or for any purpose other than those of the Company until the date, if any, on which: (i) the relevant information becomes available to the public or is made available to you from a source that is not bound by an obligation of confidentiality to the Company, its subsidiaries, affiliates or associates; or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall be entitled to disclose or make use of such information only to the extent you are so required).

(c)
Non-Solicitation. You shall not, without the specific prior written consent of the Company, during the Term and for a period of two (2) years after the Date of Termination, either directly or indirectly, on your own behalf or on behalf of, or in partnership, jointly or in conjunction with, any other person, (i) solicit for employment, employ the services of or take any action to entice away or cause the termination of employment of, any person employed by or otherwise providing services to the Company or its direct or indirect subsidiaries or affiliates on a full-time or part-time basis, or (ii) approach, solicit or accept business from any customer of the Company in direct or indirect competition with the Company or any of its direct or indirect subsidiaries or affiliates.

(d)
Non-Competition. The purpose of this Subsection 5(d) is to protect the Confidential Information and to protect the Company from loss of goodwill and business advantage. For so long as you remain employed hereunder and for a period of one (1) year following the Date of Termination, you shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, directly or indirectly carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, any Competitive Business; provided that nothing contained herein shall prevent you from owning not more than 1% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or you terminate for Good Reason (i) the term Competitive Business as used in the immediately foregoing sentence shall mean only Convergys Corporation, Teleperformance SA, TeleTech Holdings, Inc., Sykes Enterprises, Inc. and NCO Group, Inc. and their direct and indirect subsidiaries and affiliates, and (ii) you may opt not to receive any portion of the Severance Payment and void the prospective application of this Subsection 5(d),

(e)
Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to the Company or its subsidiaries, affiliates or associates that may come into your possession or control shall at all times remain the property of the Company. Upon termination of your employment hereunder for any reason, you agree to immediately deliver to the Company all such property in your possession or directly or indirectly under your control. You agree not to make, for your personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company or its subsidiaries, affiliates or associates.

(f)
Advice to Future Employers. For a period of two (2) years after the Date of Termination, if you, in the future, seek or are offered employment by another company, firm or person, you shall provide a copy of this Section 5 to the prospective employer prior to accepting employment with that prospective employer, but only if the prospective employer is in a Competitive Business.

(g)
Cooperation.    You agree to cooperate fully with the Company, its attorneys and representatives, in any litigation or administrative proceeding which the Company prosecutes or must defend in the future. You agree that you will not voluntarily cooperate with any person or entity pursuing any legal claim against the Company and you will not voluntarily provide information to any person or entity pursuing or investigating any legal claim against the Company unless subpoenaed or otherwise required by law to do so. You agree to provide the Company timely notice of any such subpoena or requirement. Nothing in this paragraph or this Agreement will alter in any way your duty to provide truthful testimony when subpoenaed or when otherwise required by law or when interviewed by regulatory agencies. Under this Agreement you have an affirmative duty to cooperate with regulatory agencies when legally required to do so, and nothing in this Agreement restricts your right to have private counsel. You agree that you will voluntarily cooperate with the Company's defense of any claim brought against the Company and about which you have knowledge as a result of your employment or performance of job duties while employed with the Company, including but not limited to meeting with counsel representing the Company in such defense and providing relevant and truthful information to such counsel without additional remuneration. You further agree to be reasonably available to respond to any questions relating to Company activities, transactions or compliance matters occurring during your employment. Such cooperation shall include, but not necessarily be limited to, making yourself available at reasonable times and locations to be interviewed by representatives of the Company and to be a witness, either by deposition or at trial, in any such litigation.

(h)
Reasonable and Necessary Restrictions. You acknowledge that the restrictions contained in this Section 5, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect: (i) the Confidential Information; (ii) the Company from loss of goodwill and business advantage; and (iii) other legitimate business interests of the Company. You further acknowledge that any violation of this Section 5 will result in irreparable injury to the Company. In the event of a breach or a threatened breach by you of this Section 5, the Company is entitled to an injunction restraining you from the commission of the breach and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing in this Section 5 may be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of money damages.

(i)
Construction. If any provision of this Agreement, including any provision of this Section 5, is invalid in part or in whole it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

(j)
Consideration. The specific consideration for the covenants and agreements contained in the provisions of this Section 5 are: (i) your employment with the Company; (ii) the Company’s grant of access to the Confidential Information; and (iii) the Company’s obligation to make the Severance Payment if you are terminated Without Cause or for Good Reason; any one of which in and of themselves is specifically recognized and agreed to by you to be adequate and sufficient consideration for the enforcement and validity of the provisions of this Section 5, including, without limitation, the survival of said provisions pursuant to Section 13(f). You agree that if you are used, employed by or associated with any Competitive Business within 12 months following your Date of Termination, that you will not be entitled to receive the Severance Payment and will be required to repay a proportional amount of the Severance Payment for any period in which you were used, employed by or associated with any Competitive Business.

6.    Developments/Improvements
All ideas, inventions, trademarks, works of authorship and other developments or improvements thereto, conceived by you, alone or with others, during the Term, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any Company work or projects, are the exclusive property of the Company. You agree to assist the Company, at its expense, to obtain patents or copyrights on any such patentable or copyrightable ideas, inventions, works of authorship and other developments, and agree to execute all documents necessary to obtain such patents or copyrights in the name of the Company.
7.    Pre-existing Intellectual Property
Any intellectual property developed or created by you prior to the commencement of employment with the Company that is necessary for the performance of your responsibilities is set forth on Schedule B (“Pre-existing Works”). You hereby grant the Company a non-exclusive, worldwide, royalty-free, perpetual, sub-licensable and transferable right and license to exploit, exercise, use, reproduce, copy, modify and enhance such Pre-existing Works (the “Pre-existing Works License”). You further agree that following the Company’s request, given at any time and from time to time, you shall execute all documents necessary to evidence the existence of such Pre-existing Works License. To preclude any possible uncertainty, you have set forth on Schedule C attached hereto a complete list of all other intellectual property, if any, that you have, alone or jointly with others, conceived, developed or reproduced to practice or caused to be conceived, developed or reduced to practice, prior to the commencement of employment with the Company that you consider to be excluded from the definition of Pre-existing Works and that you wish to have excluded from the scope of the Pre-existing Works License granted herein.

8.    Repayment of Advances/Overpayment of Benefits
You agree in the event you owe the Company any sum of money at the time you cease to be actively employed by the Company, the Company may deduct the sum owed by you from any compensation due to you In addition, to the extent permitted by law, you agree to allow the Company to deduct from your wages or other amounts due to you, any overpayments or unearned benefits, including, but not limited to, a deduction for paid time off, or tuition reimbursement made to or advanced to you by the Company. In each case, the deduction shall be made at the time the compensation due you is scheduled to be paid, but no deduction shall be made from payments considered deferred compensation under Code Section 409A if such deduction would violate Code Section 409A. Notwithstanding the foregoing, and for greater clarity as expressed elsewhere in this Agreement, the Company shall not be entitled to deduct from your wages or other amounts due to you for any amounts otherwise owed by you as a result of the Stock Loan.
9.    Prior Employment
You acknowledge that you will comply with any enforceable agreement or obligations that you may have to any third party, and that you are not limited in your ability to perform the essential functions of your job by disability, order, judgment, or decree of any court or governmental agency. In performing services for the Company, you agree not to disclose or use any trade secret, confidential, or proprietary information belonging to any third party including but not limited to previous employers, and you hereby agree to indemnify and hold the Company harmless from any and all expenses, losses or damages it may incur, including, but not limited to, all expenses of defense and attorneys’ fees, caused by reason of your failure to comply with this obligation.
10.    Condition of Employment
You understand that this Agreement is being entered into as consideration of your employment with the Company. You have discussed this Agreement with your legal advisor and understand that it places certain restrictions on your future employment and business activities outside the Company.
11.    Arbitration
The parties specifically agree that any controversy, claim, or dispute arising out of this Agreement or any alleged breach hereof shall be resolved exclusively by arbitration. Any such arbitration shall take place in Nashville, Tennessee and be administered by American Arbitration Association (“AAA”) in accordance with the provisions of the Federal Arbitration Act and the Commercial Rules of AAA, except that the parties shall be entitled to make an oral presentation at a final hearing and each party shall have the right to conduct limited discovery (collectively, the “Rules”). Such discovery shall entitle each party to: (i) the production of and reasonable access to relevant documents and other information; and (ii)

depose up to three witnesses. The Parties may modify the Rules by any other instructions that they agree upon at any time prior to the resolution of the dispute subject to the arbitration.
As soon as a demand for arbitration is made by either party, AAA shall proceed to provide a list of arbitrators from which the parties shall select a panel of three (3) neutral arbitrators in accordance with the Rules. If the parties are unable to select any of the arbitrators necessary, the AAA shall select some or all of the arbitrators pursuant to the Rules.
The arbitration panel shall render a full, complete, conclusive, and binding resolution of the dispute. The arbitration award shall assess all reasonable attorneys’ fees and costs, including the cost of the arbitration and the arbitrators’ compensation against the losing party. The arbitration panel will have no authority to award punitive or exemplary damages. Judgment on the award may be entered in any court having jurisdiction thereof.
12.    Handbook Acknowledgement
You understand that the Company’s Associate Handbook, as it may be amended, is available on the Company intranet and it is your responsibility to familiarize yourself with the handbook and observe the procedures in it because it contains additional conditions applicable to your continued employment by the Company.
13.    General

(a)
Notice. Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery or facsimile transmission addressed to the recipient as follows:

(i)	if to you:
Donald B. Berryman
635 Falls Lake Drive
Alpharetta, GA 30022

(ii)	if to the Company:
Sitel Operating Corporation
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attn: President & Chief Executive Officer
Fax: (615) 301-7183

or such other address or fax number as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

(b)
Modification, Amendment and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

(c)
Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof. For purposes of clarity, this Agreement replaces and supersedes, in its entirety, any prior employment agreement between you and the Company.

(d)
No Assignment. This Agreement shall inure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of the Company. This Agreement is personal to you and may not be assigned by you.

(e)
Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

(f)	Survival. The provisions of Sections 3, 4, 5, 6, 7, 8, 11, 12, and 13 shall survive any termination of this Agreement.

(g)
Acknowledgement of Understanding. You acknowledge that you: (i) have had sufficient time to review and consider this Agreement thoroughly; (ii) have read and understand the terms of this Agreement and your obligations hereunder; (iii) have obtained independent legal advice concerning the interpretation and effect of this Agreement; and (iv) you have entered into this Agreement voluntarily and without any pressure.

(h)
Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (c) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not any particular Section or other provision hereof; (d) “including”

means including without limiting the generality of the description preceding such term; (e) “or” is used in the inclusive sense; and (g)  the headings of Sections and Subsections in this Agreement are provided for convenience only and will not affect its construction or interpretation. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement be construed or interpreted against any party shall not apply to any construction or interpretation hereof. The Company and you agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short term deferral, and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

(i)	Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(a)	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the principles of conflict of laws.
If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing where indicated below and returning a signed copy of this Agreement to the Company, which will thereupon constitute a binding and enforceable agreement between you and the Company.
Sincerely,
Sitel Operating Corporation

/s/ Dagoberto Quintana
Dagoberto Quintana
President & Chief Executive Officer

/s/ Donald B. Berryman                        1/10/2012

Donald B. Berryman                            Date

Schedule A

Position:	President - Americas

Term:
Three (3) years from the date of execution of this Agreement. If either party does not give written notice of an intent to terminate this Agreement at least ninety (90) days before the expiration of the Term, this Agreement shall be automatically renewed for successive one-year period(s) until such notice is properly given.

Reports to:	President & Chief Executive Officer

Effective Date:	January 1, 2012

Status:	Exempt; Full-time

Performance:
You agree to perform the duties that are customary for the position and such other duties that are designated periodically by the executive to whom you report. You agree to devote your full professional time and effort to the performance of such duties, and you agree that you will not, without the Company's written consent, engage in any other business activities that require your services.

Base Salary:	$450,000 per annum - (While the Company currently pays base salary on a bi-weekly basis, the Company reserves the right to change the frequency with which it pays all of its employees.)

Signing Bonus:
$550,000 (the “Signing Bonus”) payable $100,000 in the payroll disbursement paid for the period ended January 7, 2012, $225,000 in the payroll disbursement paid for the period ended March 3, 2012, and $225,000 in the payroll disbursement paid for the period ended April 14, 2012. Employee agrees that if Employee terminates his employment with the Company without Good Reason, or the Company terminates Employee’s employment with Cause, in each case, on or prior to December 31, 2012, then Employee shall only be entitled to receive and retain a portion (the “Earned Signing Bonus”) of the Signing Bonus equal to the sum of the product of $550,000 multiplied by a fraction, the numerator of which shall be the number of days elapsing from and including January 1, 2012 through the effective date of his termination, and the denominator of which shall be 365. Employee agrees he shall forfeit any portion of the Signing Bonus remaining unpaid as of the effective date of his termination and shall repay the Company the difference (if positive) between the amount of Signing Bonus payments he has actually received through the effective date of his termination and the amount of the Earned Signing Bonus. Repayment shall be made promptly following termination and in any event no later than 120 days after the effective date of termination, and the Company may offset other compensation owed Employee under paragraph 8 of this Agreement against the repayment obligation.

RSUs:	Upon approval by the Board of Directors of SITEL Worldwide Corporation of a new long term incentive plan, Employee shall be eligible to participate in such plan on terms commensurate with his position and base salary and targeted MIP compensation and otherwise on terms and conditions determined by the Board of Directors of SITEL Worldwide Corporation or its Compensation Committee.

MIP:
Employee shall be eligible to participate in the Company’s annual global management incentive plan or equivalent plan (the “MIP”) as in effect from time to time, subject to the unqualified discretion of both the Chief Executive Officer and the Board of Directors or Compensation Committee of the Company’s indirect parent entity, SITEL Worldwide Corporation or its successor. Employee’s targeted MIP payment shall be $600,000 per annum, and award shall be based on achieving Company and individual goals, as established in writing and signed as agreed to by the President and Chief Executive Officer.

Associate Benefits:
There are no changes to your current benefits eligibility. During the Term, you will be eligible to participate in the Company’s comprehensive benefits package pursuant to the Company’s then current policy that makes such plans available to its associates on a cost-shared basis, and which plans are designed with the intent to give you choices depending on your personal situation. Included in the benefits package are items such as medical insurance, dental insurance, associate life insurance/accidental death and dismemberment insurance, 401(k) plan, short and long-term disability plans, flexible spending accounts and paid holidays. You will be eligible to accrue up to twenty-four (24) paid vacation days for each calendar year; vacation shall be provided in accordance with Sitel’s general policies related to vacation.

Expense

Reimbursement:	You will be expected to travel domestically and internationally as needed. The expenses associated with any such travel shall be borne by the Company in accordance with its then current policy.

Housing Allowance:	If required, the Company will also provide you a corporate housing allowance of up to $3,000 per month.